Exhibit 99.1

Contact: West Marine, Inc.

Deborah Ajeska, Assistant Vice President of Financial Planning & Analysis

(831) 761-4229

WEST MARINE REPORTS 2006 OPERATING RESULTS AND 2007

EARNINGS GUIDANCE

•	Reports 2006 Earnings of $0.12 per Share, excluding $0.46 for Restructuring Costs

•	Achieves Record $38.7 Million Free Cash Flow and $53.4 Million Operating Cash Flow

WATSONVILLE, CA, March 1, 2007 – West Marine, Inc. (Nasdaq: WMAR), today released results for the fourth quarter and fiscal year ending December 30, 2006. As previously disclosed, West Marine will restate previously issued financial statements to reflect corrections in capitalized indirect inventory costs. Adjustments for the first three quarters of 2006 and for fiscal year 2005 are reflected in the financial data presented in this press release.

FISCAL YEAR 2006

Pre-tax income for the fifty-two weeks ended December 30, 2006 was $4.2 million, excluding a $14.5 million charge for store closures and other restructuring costs, in order to better reflect the operating results of the ongoing business, compared to pre-tax income of $9.5 million, excluding unusual items totaling $14.3 million, for the same period last year. Net loss for the fifty-two weeks ended December 30, 2006 was $7.1 million, or ($0.33) per share, compared to a net loss of $2.3 million, or ($0.11) per share for the same period last year. Earnings for fiscal year 2006 were $0.12 per share, excluding store closures and other restructuring costs of $0.46 per share.

Net sales for the fifty-two weeks ended December 30, 2006 were $716.6 million, compared to net sales of $692.3 million for the fifty-two weeks ended December 31, 2005. Comparable store sales for the fifty-two weeks ended December 30, 2006 increased 2.4% compared to the same period a year ago.

Gross profit for the fifty-two weeks ended December 30, 2006 was $206.3 million, an increase of $3.9 million compared to the same period last year. For fiscal year 2006, gross profit as a percentage of net sales was 28.8%, a decrease of 40 basis points compared to 29.2% last year. The decrease was driven by a change of $8.4 million, or 120 basis points, in capitalized costs and allowances as a result of lowering our inventory levels. This 120 basis point decrease in gross margin was partly offset by better initial product margin and improved inventory shrinkage.

Gross profit for fiscal year 2005 also included a $2.9 million pre-tax charge for reducing inventory value.

Selling, general and administrative expense (“SG&A”) for the fifty-two weeks ended December 30, 2006 was $195.7 million, a decrease of $4.4 million compared to $200.1 million for the same period last year. SG&A for fiscal year 2005 included $10.6 million for cancelled software development projects and discontinued use of a tradename. SG&A as a percentage of sales for fiscal year 2006 was 27.3%, a decrease of 160 basis points compared to 28.9% last year. Excluding unusual items, SG&A leveraged slightly compared to last year as a result of cost cutting initiatives implemented throughout 2006, partially offset by targeted investments in initiatives intended to improve profitability over the long-term.

Cash provided by operating activities increased to $53.4 million for the full fiscal year 2006, compared to $44.2 million last year. Free cash flow increased to a record high of $38.7 million for the full fiscal year 2006, compared to $12.2 million last year. Free cash flow, defined as net cash from operating activities less capital expenditures, indicates the amount of cash generated during the year that is available for expansion or repayment of debt. Merchandise inventories were reduced by $23.9 million, or 8.6%, to $254.0 million at the end of fiscal year 2006, compared to $277.9 million at the end of 2005, as West Marine continued to improve its merchandising and supply chain strategies.

Peter Harris, Chief Executive Officer of West Marine, commented, “The results our team of nearly 5,000 talented, passionate West Marine associates delivered in 2006 demonstrate continued focus on the customer and progress in making structural changes to improve the business, even in this tough boating industry climate. We are very proud of what was accomplished during the year and believe that we are well positioned to provide broad targeted merchandise assortments, service beyond customers’ expectations, and the convenience of multi-channel retailing, yielding growth in revenues and profitability.”

FOURTH QUARTER 2006

Net loss for the fourth quarter ended December 30, 2006 was $6.0 million, or ($0.28) per share, excluding a $9.4 million pre-tax, or ($0.29) per share after-tax, charge for store closures and other restructuring costs, compared to a net loss of $12.5 million, or ($0.59) per share, excluding $14.3 million of pre-tax, or ($0.41) per share after tax, unusual charges for the fourth quarter last year.

Net sales for the fourth quarter of 2006 were $123.8 million, compared to net sales of $124.8 million for fourth quarter last year. Comparable store sales for the fourth quarter of 2006 increased 0.2% compared to the same period a year ago.

2007 EARNINGS GUIDANCE

For fiscal year 2007, West Marine currently estimates earnings ranging from $0.45 to $0.55 per share and an increase in comparable store sales ranging from 1% to 2%. Net sales are expected to range from $706 million to $716 million for fiscal year 2007, also reflecting growth in our Port Supply wholesale and Direct Sales (including Internet) business segments.

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Thursday, March 1, 2007 at 8:30 AM Pacific Time to discuss its 2006 results and 2007 earnings guidance. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and dial (706) 634-1083 for international calls. Please be prepared to give the conference ID number 8821173. The call leader is Peter Harris, Chief Executive Officer.

An audio replay of the call will be available March 1, 2007 at 9:30 AM PST through March 8, 2007 at 8:59 PM PST. The replay number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls. The access code is 8821173.

For additional information regarding the restatement of previously issued financial statements, refer to the related Form 8-K filed with the Securities and Exchange Commission and available on the Investor Relations page of West Marine’s website.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has nearly 380 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s revenue expectations, as well as facts and assumptions underlying these revenue expectations. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risk factors that may affect our earnings in the future include those set forth in West Marine’s Form 10-K for the fiscal year ended December 31, 2005 as updated in its Form 10-Q for the fiscal quarter ended July 1, 2006. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

SEC REGULATION G – NON-GAAP INFORMATION

This press release includes non-GAAP financial measures, including adjusted pre-tax income, adjusted net income, adjusted earnings per share and free cash flow. We have reconciled these non-GAAP financial measures to the most directly comparable GAAP financial measures in the text and of this release and in an attachment. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate comparisons. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the 13 Weeks Ended December 30, 2006 and December 31, 2005

(Preliminary and unaudited; in thousands, except per share amounts)

	13 Weeks Ended December 30, 2006		Restated 13 Weeks Ended December 31, 2005
Net sales	$123,811	100.0%	$124,805	100.0%
Cost of goods sold, including buying and occupancy	96,976	78.3%	103,797	83.2%

Gross profit	26,835	21.7%	21,008	16.8%
Selling, general and administrative expense	36,702	29.6%	53,582	42.9%
Store closures and other restructuring costs	9,408	7.5%	—

Loss from operations	(19,275)	-15.6%	(32,574)	-26.1%
Interest expense	1,126	0.9%	1,703	1.4%
Charges for unamortized portion of loan costs and debt extinguishment costs	—		792	0.6%

Loss before income taxes	(20,401)	-16.5%	(35,069)	-28.1%
Income taxes	(8,117)	-6.6%	(13,894)	-11.1%

Net loss	$(12,284)	-9.9%	$(21,175)	-17.0%

Net loss per common and common equivalent share, basic and diluted	$(0.57)		$(1.00)
Weighted average common and common equivalent shares outstanding, basic and diluted	21,475		21,185

West Marine, Inc.

Condensed Consolidated Statements of Operations

For the 52 Weeks Ended December 30, 2006 and December 31, 2005

(Preliminary and unaudited; in thousands, except per share amounts)

	52 Weeks Ended December 30, 2006		Restated 52 Weeks Ended December 31, 2005
Net sales	$716,604	100.0%	$692,264	100.0%
Cost of goods sold, including buying and occupancy	510,309	71.2%	489,851	70.8%

Gross profit	206,295	28.8%	202,413	29.2%
Selling, general and administrative expense	195,718	27.3%	200,134	28.9%
Store closures and other restructuring costs	14,468	2.0%	—

Income (loss) from operations	(3,891)	-0.5%	2,279	0.3%
Interest expense	6,406	0.9%	6,283	0.9%
Charges for unamortized portion of loan costs and debt extinguishment costs	—		792	0.1%

Loss before income taxes	(10,297)	-1.4%	(4,796)	-0.7%
Income taxes	(3,198)	-0.4%	(2,482)	-0.4%

Net loss	$(7,099)	-1.0%	$(2,314)	-0.3%

Net loss per common and common equivalent share, basic and diluted	$(0.33)		$(0.11)
Weighted average common and common equivalent shares outstanding, basic and diluted	21,326		21,080

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Preliminary and unaudited; in thousands, except share data)

	December 30, 2006	Restated December 31, 2005

ASSETS
Current assets:
Cash	$6,223	$13,058
Trade receivables, net	5,713	6,125
Merchandise inventories	254,017	277,931
Deferred income taxes	7,372	5,324
Other current assets	22,794	29,376

Total current assets	296,119	331,814
Property and equipment, net	70,781	82,787
Goodwill	56,905	56,905
Intangibles	230	268
Other assets	4,053	3,534

Total assets	$428,088	$475,308

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,945	$37,589
Accrued expenses	41,824	35,549

Total current liabilities	79,769	73,138

Long-term debt	69,027	117,000
Deferred items and other non-current obligations	6,939	9,569

Total liabilities	155,735	199,707

Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,572,521 shares issued and 21,553,365 shares outstanding at December 30, 2006, and 21,204,533 shares issued and outstanding at December 31, 2005	22	21
Treasury stock	(282)	—
Additional paid-in capital	164,632	159,891
Accumulated other comprehensive income (loss)	(427)	182
Retained earnings	108,408	115,507

Total stockholders’ equity	272,353	275,601

Total liabilities and stockholders’ equity	$428,088	$475,308

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

For the 52 weeks ended December 30, 2006 and December 31, 2005

(Preliminary and unaudited; in thousands)

	52 Weeks Ended December 30, 2006	Restated 52 Weeks Ended December 31, 2005

Operating activities:
Net loss	$(7,099)	$(2,314)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	21,738	23,093
Charges for unamortized portion of loan costs	—	792
Asset impairment charges	3,509	10,612
Tax benefit from equity issuance	342	1,030
Excess tax benefit from stock-based compensation	(357)	—
Stock-based compensation	1,910	—
Loss on asset disposals	539	143
Benefit from deferred income taxes	(3,784)	(2,850)
Provision for doubtful accounts	489	225
Changes in assets and liabilities:
Accounts receivable	(77)	(141)
Merchandise inventories	23,914	34,289
Prepaid expenses and other current assets	6,582	(220)
Other assets	(848)	(543)
Accounts payable	429	(27,688)
Accrued expenses	6,275	7,404
Deferred items	(137)	400

Net cash provided by operating activities	53,425	44,232

Investing activity:
Cash used in purchases of property and equipment	(14,750)	(32,019)

Financing activities:
Net repayments on line of credit	(47,973)	(7,064)
Payment of loan costs	(102)	(1,011)
Proceeds from sale of common stock pursuant to associate stock purchase plan	1,189	1,330
Treasury shares purchased	(281)	—
Proceeds from exercise of stock options	1,300	2,131
Excess tax benefit from stock-based compensation	357	—

Net cash used in financing activities	(45,510)	(4,614)

Net increase (decrease) in cash	(6,835)	7,599
Cash:
Beginning of period	13,058	5,459

End of period	$6,223	$13,058

West Marine, Inc.

Reconciliation of Non-GAAP Financial Measures

(Preliminary and unaudited; in thousands, except per share amounts)

For the 52 Weeks Ended December 30, 2006:
ADJUSTED PRE-TAX INCOME:
Pre-tax loss	$(10,297)
Store closures and other restructuring costs	14,468

Pre-tax income excluding store closures and other restructuring costs	$4,171

		Per share
ADJUSTED NET INCOME:
Net loss	$(7,099)	($0.33)
Store closures and other restructuring costs, net of tax	9,722	0.46 *

Net income excluding store closures and other restructuring costs	$2,623	$0.12

FREE CASH FLOW:
Net cash provided by operating activities	$53,425
Less: cash used in purchases of property and equipment	(14,750)

Free cash flow	$38,675

For the 52 Weeks Ended December 31, 2005
ADJUSTED PRE-TAX INCOME:
Pre-tax loss - Restated	$(4,796)
Unusual items (Note 1)	14,304

Pre-tax income excluding unusual items	$9,508

		Per share
ADJUSTED NET INCOME:
Net income - Restated	$(2,314)	($0.11)
Unusual items, net of tax (Note 1)	8,725	0.41

Net income excluding unusual items	$6,411	$0.30

FREE CASH FLOW:
Net cash provided by operating activities	$44,232
Less: cash used in purchases of property and equipment	(32,019)

Free cash flow	$12,213

For the 13 Weeks Ended December 30, 2006:
		Per share
ADJUSTED NET LOSS:
Net loss	$(12,284)	($0.57)
Store closures and other restructuring costs, net of tax	6,322	0.29

Net loss excluding store closures and other restructuring costs	$(5,962)	($0.28)

For the 13 Weeks Ended December 31, 2005:
		Per share
ADJUSTED NET LOSS:
Net loss - Restated	$(21,175)	($1.00)
Unusual items, net of tax (Note 1)	8,725	0.41

Net loss excluding unusual items	$(12,450)	($0.59)

Note 1 - includes the following unusual items:

$2.9	million pre-tax, or ($0.08) after-tax, charge for reducing inventory value to lower of cost or market;
$8.6	million pre-tax, or ($0.25) after-tax, charge for cancelled software development projects;
$2.0	million pre-tax, or ($0.06) after-tax, charge related to discontinued use of an acquired tradename;
$0.8	million pre-tax, or ($0.02) after-tax charge for unamortized costs portion of loan costs related to the repayment of existing debt, in connection with obtaining a new bank credit facility.

*	Due to rounding to the nearest cent per diluted share, totals may not equal the sum of the line items.